Exhibit 3.1(xxii)

COMPANY NUMBER: 2186825

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

CRYSTAL DRINKS LIMITED

(as altered on 29 February 1988)

1.	The name of the Company is “CRYSTAL DRINKS LIMITED”.*

2.	The Company’s registered office is to be situated in England and Wales.

3.	The Company’s objects are:-

(a)	(i)	To manufacture, sell, buy, improve, treat, preserve, fine, operate, mineralise, bottle can and otherwise deal (whether as retailer or wholesaler) in mineral waters, aerated waters, soft drinks, fruit juices, cordials, syrups, vinegar, cider, perry, wines, beers, spirits and all other kinds of beverages whether alcoholic or non alcoholic.

	(ii)	To carry on business as manufacturers and dealers in plant, machines, machinery, vessels, syphons, cans, bottles, apparatus, appliances and receptacles of all kinds for manufacturing, improving, treating, preserving, fining, aerating, mineralising, bottling and discharging any such liquids.

*	As changed from Totalitem Limited on 29th February 1988.

(b) To carry on any other trade or business whatever which can in the opinion of the Board of Directors be advantageously certified on in connection with or ancillary to any of the businesses of the Company.

(c) To purchase or by any other means acquire and take options over any property whatever, and any rights or privileges of any kind over or in respect of any property.

(d) To apply for, register, purchase, or by other means acquire and protect, prolong and renew, whether in the United Kingdom or elsewhere any patents, patent rights, brevets d’invention, licenses, secret processes, trade marks, designs, protections and concessions and to disclaim, alter, modify, use and turn to account and to manufacture under or grant licenses or privileges in respect of the same, and to expend money in experimenting upon, lasting and improving any patents, inventions or rights which the Company may acquire or propose to acquire.

(e) To acquire or undertakes the whole or any part of the business, goodwill, and assets of any person, firm, or company carrying on or proposing to carry on any of the businesses which the Company is authorized to carry on and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire in interest in amalgamate with, or enter into partnership or into any arrangement for sharing profits, or for co-operation,or for mutual assistance with any such person, firm or company of a subsidising or otherwise assisting any such person, firm, or company, and to give or accept, by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agree upon, and to hold and retain, or sell mortgage and deal with any shares, debentures, debenture stock or securities so received.

(f) To improve, manage, construct, repair, develop, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, turn to account grant licenses, options, rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

(g) To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined and to hold or otherwise deal with any investments made.

(h) To lend and advance money or give credit on any terms and with or without security to any person, firm or company (including without prejudice to the generally of the foregoing any holding company, subsidiary or fellow subsidiary of, or any other company associated in any way with, the Company), to enter into guarantees, contracts of indemnity and suretyships of all kinds, to receive money on deposit or loan upon any terms, and to secure or guarantee in any manner and upon any terms the payment of any sum of money or the performance of any obligation by any person, firm or company (including without prejudice to the generality of the foregoing any such holding company, subsidiary, fellow subsidiary or associated company as aforesaid).

(i) To borrow and raise money in any manner and to secure the repayment of any money borrowed, raised or owing by mortgage, charge, standard security, lien or other security upon the whole or any part of the Company’s property or assets (whether present or future), including its uncalled capital, and also by a similar mortgage, charge, standard security, lien or security to secure and guarantee the performance by the Company or any obligation or liability it may undertake or which may become binding on it.

(j) To draw, make, accept, endorse, discount, negotiate, execute and issue charges, bills of exchange, promissory notes, bills of lading, warrants, debentures, and other negotiable or transferable instruments.

(k) To apply for, promote, and obtain any Act of Parliament, order, or licence of the Department of Trade or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem calculated directly or indirectly to promote the Company’s interests, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(l) To enter into any arrangements with any government or authority (supreme, municipal, local, or otherwise) that may seem conducive to the attainment of the Company’s objects or any of them, and to obtain from any such government or authority any charters, decrees, rights, privileges or concessions which the Company may think desirable and to carry out, exercise, and comply with any such charters, decrees, rights, privileges, and concessions.

(m) To subscribe for, take, purchase, or otherwise acquire, hold, sell, deal with and dispose of, place and underwrite shares, stocks, debentures, debenture stocks, bonds, obligations or securities issued or guaranteed by any other company constituted or carrying on business in any part of the world, and debentures, debenture stocks, bonds, obligations or securities issued or guaranteed by any government or authority, municipal, local or otherwise, in any part of the world.

(n) To control, manage, finance, subsidise, co-ordinate or otherwise assist any company or companies in which the Company has a direct or indirect financial interest, to provide secretarial, administrative, technical, commercial and other services and facilities of all kinds for any such company or companies and to make payments by way of subvention or otherwise and any other arrangements which may seem desirable with respect to any business or operations of or generally with respect to any such company or companies.

(o) To promote any other company for the purpose of acquiring the whole or any part of the business or property or undertaking or any of the liabilities of the Company, or of undertaking any business or corporations which may appear likely to assist or benefit the Company or to enhance the value of any property or business of the Company, and to place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.

(p) To sell or otherwise dispose of the whole or any part of the business or property of the Company, either together or in portions, for such consideration as the Company may think fit, and in particular for shares, debentures, or securities of any company purchasing the same.

(q) To act as agents or brokers and as trustees for any person, firm or company, and to undertake and perform sub-contracts.

(r) To remunerate any person, firm or company rendering services to the Company either by cash payment or by the allotment to him or them of shares or other securities of the Company credited as paid up in full or in part or otherwise as may be thought expedient.

(s) To pay all or any expenses incurred in connection with the promotion, formation and incorporations of the Company, or to contract with any person, firm or company to pay the same, and to pay commissions to brokers and others for underwriting, placing, selling, or guaranteeing the subscription of any shares or other securities of the Company.

(t) To support and subscribe to any charitable or public object and to support and subscribe to any institution, society, or club which may be for the benefit of the

Company or its Directors or employees, or may be connected with any town or place where the Company carries on business, to give or award pensions annuities, gratuities, and superannuation or other allowances or benefits or charitable aid and generally to provide advantages, facilities and services for any persons who are or have been Directors of, or who are or have been employed by or who are serving or have served the Company, or any company which is a subsidiary of the Company or the holding company of the Company or any company which is a subsidiary of the Company or the holding company of the Company or a fellow subsidiary of the Company or the predecessors in business of the Company or of any such subsidiary, holding or fellow subsidiary company and to the wives, widow, children and other relatives and dependants of such persons to make payments towards insurance and to set up, establish, support and maintain superannuation and other funds or schemes (whether contributory or non-contributory) for the benefit of any such persons and of their wives, widows, children and other relatives and dependants; and to set up, establish, support and maintain profit sharing or share purchase schemes for the benefit of any of the employees of the Company or of any such subsidiary, holding or fellow subsidiary company and to lend money to any such employees or to trustees on their behalf to enable any such purchase schemes to be established or maintained.

(u) Subject to and in accordance with a due compliance with the provisions of sections 155 to 158 (inclusive) of the Act (if and so far as such provisions shall be applicable), to give, whether directly or indirectly, any kind of financial assistance (as define in Section 152(1)(a) of the act) for any such purpose as is specified in Section 151(1) and/or Section 151(2) of the Act.

(v) To distribute among the Members of the Company in kind any property of the Company of whatever nature.

(w) To procure the Company to be registered or recognised in any part of the world.

(x) To do all or any of the things or matters aforesaid in any part of the world and either as principals, agents contractors or otherwise, and by or through agents, brokers, sub-contractors or otherwise and either alone or in conjunction with others.

(y) To do all such other things as may be deemed incidental or conducive to the attainment of the Company’s objects or any of them.

AND so that:-

(1) None of the objects set forth in any sub-clause of this Clause shall be restrictively construed but the widest interpretation shall be given to each such object, and none of such objects shall, except where the context expressly so requires, be in any way limited or restricted by reference to or inference to or inference from the term of any other sub-clause of the Clause, or by reference to or intervene from the name of the Company.

(2) None of the sub-clauses of this Clause and none of the objects therein specified shall be deemed subsidiary or ancillary to any of the objects specified in any other such sub-clause, and the Company shall have as full a power to exercise each and every one of the objects specified in each sub-clause of this Clause as though each such sub-clause contained the objects of a separate Company.

(3) The word “Company” in this Clause, except where used in reference to the Company, shall be deemed to include any partnership or other body of persons, whether incorporated or unincorporated and whether domiciled in the United Kingdom or elsewhere.

(4) In this Clause the expression “the Act” means the Companies Act 1985, but so that any reference in this Clause to any provision of the Act shall be deemed to include a reference to any statutory modification or re-enactment of that provision for the time being in force.

4.	The liability of the Members is limited.

5.	The Company’s share capital is £ ,000 dividend into 1,000 shares of £1 each* **

*	as increased by Special Remolution dated 19th February 1968 to £70,000 divided into 70,000 Ordinary Shares of £1 each.

**	as increased by Special Resolution dated 26th February 1988 to £544,500 divided into 435,500 Ordinary Shares of £1 each, 78,000 Cumulative Convertible Redeemable Preference Shares of £1 each, and 31,000 Cumulative Convertible Participating Preferred Ordinary Shares of £1 each.

We, the subscribers to this Memorandum of Association, wish to be formed into a Company pursuant to this Memorandum; and we agree to take the number of shares shown opposite our respective names.

Names and addresses of Subscribers		Number of shares taken by each Subscriber

1.	Instant Companies Limited, 2, Baches Street, London N1 6UB	- One

2.	Swift Incorporations Limited 2, Baches Street London N1 6UB	- One

	Total shares taken	- Two

Dated this 2nd day of February, 1987.

Witness to the above Signatures:-	Terry Jayne,
2 Baches Street,
London N1 6UB

THE COMPANIES ACTS 1985 AND 1989

COMPANY LIMITED BY SHARES

NEW

ARTICLES OF ASSOCIATION

of

CRYSTAL DRINKS LIMITED

(as adopted by Special Resolution passed an 20 October 1994)

SJ Berwin & Co

Ref: 79/B2400.61/7766.6 (s/c 7766.5)/jmf

INDEX

Article	Description	Page
1	Preliminary	1
2	Share Capital	3
2.1	Authorised Share Capital	3
2.2	Preference Shares	4
2.3	Preferred Ordinary Shares	6
2.4	‘A’ Ordinary Shares	8
3	Issue of Shares	9
4	Transfer of Shares	9
5	Pre-emption on Transfer	10
6	Bare Nominees	13
7	Compulsory Transfers - General	13
8	Compulsory Transfers - Management Shareholders	14
9	Acquisition of Control and Sale Preference	14
10	Information concerning shareholdings and transfers	15
11	Proceedings at general meetings	16
12	Alternate directors	16
13	Directors	17
14	Notices	18
15	Indemnity	18

No 2186825

THE COMPANIES ACTS 1985 AND 1989

COMPANY LIMITED BY SHARES

NEW

ARTICLES OF ASSOCIATION

of

CRYSTAL DRINKS LIMITED

(as adopted by Special Resolution passed on 20 October 1994)

1	Preliminary

1.1	The regulations contained in Table A as prescribed by the regulations made under the Act in force at the date of the adoption of these Articles of Association (hereinafter referred to as “Table A”) shall apply to the Company in so far as these Articles do not exclude or modify Table A. A reference herein to any regulation is to that regulation as set out in Table A.

1.2	In these Articles the following words and expressions shall have the meanings set out below:

the Act	the Companies Act 1985 including every statutory modification or re-enactment thereof for the time being in force

‘A’ Ordinary Shares	‘A’ ordinary shares of 10p each in the capital of the Company having the rights set out in Article 2.4

Arrears	in relation to any share, all accruals, deficiencies and arrears of any dividend payable in respect of such share, whether or not earned or declared and irrespective of whether or not the Company has had at any time sufficient distributable profits to pay such dividend together with all interest and other amounts payable thereon

the Auditors	the auditors for the time being of the Company

the Directors	the directors for the time being of the Company or a quorum of such directors present at a meeting of the directors

the Dividend Date	the date when the Preference Dividend or the Preferred Dividend (as the case may be) is due for payment in accordance with the terms of these Articles

Investment Fund	any person, company, trust, limited partnership or fund holding shares for investment purposes and not being a Relevant Executive or any person who is a member of the Company by virtue of acquiring shares directly or indirectly from a Relevant Executive

Listing	a successful application being made to the Council of The London Stock Exchange for all or any of the Ordinary Share Capital of the Company to be admitted to the Official List

Majority	as regards members of a class or classes of shares, a majority by reference to the number of shares of such class or classes held and not by reference to the number of members holding shares of such class or classes

a Member of the same Group	as regards any company, a company which is for the time being a holding company or a subsidiary of that company or of any such holding company

the Ordinary Share Capital	collectively, the Preferred Ordinary Shares and the ‘A’ Ordinary Shares and for the purposes of these Articles and otherwise the Preferred Ordinary Shares and the ‘A’ Ordinary Shares shall be treated as separate classes

Permitted Transfer	a transfer of shares authorised by Article 4

Permitted Transferee	a person, firm or unincorporated association to whom or which shares have been transferred pursuant to a Permitted Transfer

Preference Dividend	the dividend payable under Article 2.2(a)(i)

Preference Shares	cumulative redeemable preference shares of £1 each in the capital of the Company having the rights set out in Article 2.2

Preferred Dividend	the dividend payable under Article 2.3(a)(i)(A)

Preferred Ordinary Shares	cumulative preferred ordinary shares of 10p each in the capital of the Company having the rights set out in Article 2.3

Redemption Date	whichever shall be applicable of:

(a) each of the dates in the table in Article 2.2(d)(j);

(b) the date of a Sale of Listing or any of the other events referred to in Article 2.2(d)(i); or

(c) the date specified in a notice under Article 2.2(d)(iii)

Relevant Executive	a director or employee of, or a consultant to the Company or any subsidiary of the Company

the Relevant Shares	(so far as the same remain for the time being held by any Transferee Company) the shares originally acquired by such Transferee Company and any additional shares issued to such Transferee Company by way of capitalisation or acquired by such Transferee
Company in exercise of any right or option granted or arising by virtue of the holding of such shares or any of them or the membership thereby conferred

Sale	the sale of any part of the Ordinary Share Capital to any person resulting in that person together with any person acting in concert (within the meaning given in the City Code on Takeovers and Mergers as in force at the date of the adoption of these Articles) with such person holding more that [50%] of the Ordinary Share Capital and for the purposes of these Articles, the persons who are holders of the Preferred Ordinary Shares at the date of adoption of these Articles shall not be deemed to be acting in concert with each other

Service Agreement	includes any written or other contract of employment or for services

Subscription Agreement	the subscription and shareholders’ agreement dated [the date of adoption of these Articles] made between the Company and the members at such date relating, inter alia, to the subscription of shares in the Company, as varied and supplemented for the time being

Subscription Price	in relation to any share, the amount paid up or credited as paid up thereon (including the full amount of any premium at which such share was issued whether or not such premium is applied for any purpose thereafter)

Transferee Company	a company for the time being holding shares in consequence, directly or indirectly, of a transfer or series of transfers of shares between Members of the same Group (the relevant Transferor Company in the case of a series of such transfers being the first transferor in such series)

Transferor Company	a company (other than a Transferee Company) which has transferred or proposes to transfer shares to a Member of the same Group

Transfer Notice	a notice in accordance with Article 5 that a member desires to transfer his shares

2	Share Capital

2.1	Authorised Share Capital

The share capital of the Company at the date of adoption of these Articles is £725,625 divided into 200,000 Preference Shares, 1,445,480 Preferred Ordinary Shares, and 3,810,800 ‘A’ Ordinary Shares.

2.2	Preference Shares

The Preference Shares shall entitle the holders thereof to the following rights:

(a)	as regards dividend:

(i)	the Company shall, in priority to payment of any dividend to all other shareholders, pay to the holders of the Preference Shares a fixed cumulative preferential dividend at the rate of 8% per annum (net of any advance corporation tax payable by the Company) accruing on a daily basis on the Subscription Price for such shares, and payable half yearly in arrears on 31 August and 28 February in each year provided that the first payment of the such dividend shall be on 28 February 1995 in respect of the period from the date of adoption of these Articles to that date;

(ii)	if any Preference Dividend (including any amount payable pursuant to this sub-paragraph), is for whatever reason not paid in full on the Dividend Date (“the Default Date”), then the Company shall be liable to pay to the holders of the Preference Shares (in proportion to the number of Preference Shares held by each of them) on the next date the Preference Dividend is due, in addition to the Preference Dividend then payable, an amount (net of any advance corporation tax payable by the Company) equal to the aggregate of the unpaid Preference Dividend on the Default Date and interest thereon at a rate equal to 12% per annum or 4% per annum above the base rate of Barclays Bank plc at that time (whichever is the greater) such interest to be calculated daily from the Default Date;

(b)	as regards capital:

on a return of assets on liquidation, reduction of capital or otherwise, the holders of Preference Shares shall be entitled in respect of their Preference Shares (in proportion to the number of such shares held by each of them), in priority to all other shareholders, to be paid out of the surplus assets of the Company remaining after payment of its liabilities the Subscription Price for the Preference Shares together with a sum equal to any Arrears thereon calculated down to the date of the return of capital;

(c)	as regards voting in general meetings:

(i)	the holders of the Preference Shares shall be entitled to receive notice of, and to attend at, general meetings of the Company but shall not in respect of their holdings of such shares be entitled to vote upon any resolution unless:

(A)	there shall have been any Arrears for more than two months on the date of the notice convening the meeting; or

(B)	the Company, on any of the Redemption Dates under sub-paragraph (d)(i) below of this Article 2.2, shall have failed or been unable to redeem all or any of the Preference Shares falling to be redeemed on any such Redemption Date; or

(C)	the resolution is one which directly or indirectly varies, modifies, alters or abrogates any of the rights, privileges, limitations or restrictions attaching to the Preference Shares; or

(D)	the resolution is for the winding up of the Company, the reduction of share capital or the purchase by it of any of its shares;

(ii)	when entitled to vote pursuant to sub-paragraph (i) above, every holder of Preferences Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy, shall have one vote on a show of hands and on a poll every holder of Preference Shares so present shall have one vote for each Preference Share held by him;

(d)	as regards redemption, the Preference Shares shall, subject to the Act, be redeemed on and subject to the following terms and conditions:

(i)	subject to the right of the Company to redeem the Preference Shares in accordance with sub-paragraph (iii) below, the Preference Shares shall be redeemed by the Company pro rata to the number of Preference Shares held by each holder thereof in the amounts and on the dates given in the table below or, if earlier (at the option of each holder of Preference Shares and in respect of all of the Preference Shares held by such holder then unredeemed and outstanding), on a Sale or Listing:

Redemption Date	Number of Preference Shares to be redeemed
28 February 1997	100,000
28 February 1998	100,000

(ii)	if the Company shall fail or be unable to redeem all or any of the Preference Shares falling to be redeemed on any Redemption Date in accordance with sub-paragraph (d)(i) of this Article 2.2 above then the rate of the Preference Dividend on all of the Preference Shares shall be increased with effect from the date on which such Preference Shares were due for redemption from 8% to 12% per annum (net of any advance corporation tax payable by the Company) until such Preference Shares are redeemed;

(iii)	the Company may at any time by giving not less than 14 days’ notice in writing to the holders of Preference Shares redeem the whole or any part of the Preference Shares then outstanding pro rata to the number of shares held by each holder thereof; if part only of the Preference Shares are redeemed by the Company pursuant to this sub-paragraph (iii), the numbers of Preference Shares to be redeemed on any subsequent Redemption Dates under sub-paragraph (i) above shall be adjusted by reducing the number of shares to be redeemed on each such Redemption Date by the aggregate number of shares redeemed in accordance with this sub-paragraph (iii) divided by the number of such Redemption Dates;

(iv)

on each Redemption Date, each registered holder of Preference Shares to be redeemed shall deliver to the Company at its registered office the share certificates for such Preference Shares and thereupon the Company shall pay to such holder (or, in the case of joint holders, to the holder whose name stands first in the register of members in respect of such shares) the amount due to him in respect of such redemption and shall issue a new share certificate in respect of any unredeemed Preference Shares comprised in the certificate delivered by him;

(v)	as a condition of the redemption, there shall be paid on each Preference Share redeemed the Subscription Price for such share together with a sum equal to any Arrears in respect of such Preference Share calculated down to the relevant Redemption Date; and

(vi)	the receipt of the registered holder (or, in the case of joint holders, the holder whose name stands first in the register of members) for the time being of any Preference Shares being redeemed for the monies payable on redemption of such shares shall constitute an absolute discharge to the Company in respect thereof.

2.3	Preferred Ordinary Shares

The Preferred Ordinary Shares shall entitle the holders thereof to the following rights:

(a)	as regards dividend:

(i)	the Company shall, after making all necessary provisions for payment of the Preference Dividend (including any Arrears of the same) and the redemption of the Preference Shares that shall have fallen due at that time but in priority to payment of any dividend to holders of ‘A’ Ordinary Shares, pay to the holders of the Preferred Ordinary Shares:

(A)	a fixed cumulative preferential dividend at the rate per annum (net of any advance corporation tax payable by the Company) accruing on a daily basis in respect of each financial year on the Subscription Price for such shares indicated in the following table and payable half yearly in arrears on 31 August and 28 February in each year provided that the first payment of such dividend shall be on 28 February 1995 in respect of the period from the date of adoption of these Articles to that date:

Financial Year Ending	Annual Rate of Dividend (net)
February 1995	8%
February 1996	8%
February 1997	8%
February 1998	10%
February 1999	10%
12%
February 2000 and each year thereafter

and

(B)	thereafter the Preferred Ordinary Shares shall rank pari paasu in all respects as to dividend with the ‘A’ Ordinary Shares;

(ii)	if any Preferred Dividend (including any amount payable pursuant to this sub-paragraph), is for whatever reason not paid in full on the Dividend Date (“the Default Date”), then the Company shall be liable to pay to the holders of the Preferred Ordinary Shares (in proportion to the number of Preferred Ordinary Shares held by each of them) on the next date the Preferred Dividend is due, in addition to the Preferred Dividend then payable, an amount (net of any advance corporation tax payable by the Company) equal to the aggregate of the unpaid Preferred Dividend on the Default Date and interest thereon at a rate equal to 12% per annum or 4% per annum above the base rate of Barclays Bank plc at that time (whichever is the greater) such interest to be calculated daily from the Default Date;

(b)	as regards capital:

on a return of assets on a liquidation, reduction of capital or otherwise, the holders of the Preferred Ordinary Shares shall be entitled in respect of their Preferred Ordinary Shares (in proportion to the number of such shares held by each of them), subject to the rights of the holders of the Preference Shares in respect of such shares but in priority to all other shareholders:

(i)	to be paid out of the surplus assets of the Company remaining after payment of its liabilities the Subscription Price for their Preferred Ordinary Shares, together with a sum equal to any Arrears thereon calculated down to the date of the return of capital; and

(ii)	thereafter to share in any balance pari passu with the holders of the ‘A’ Ordinary Shares in respect of such shares after such holders shall have received an amount equal to the Subscription Price for the ‘A’ Ordinary Shares together with a sum equal to any Arrears thereon calculated down to the date of the return of capital;

(c)	as regards voting in general meetings:

the holders of the Preferred Ordinary Shares shall be entitled to receive notice of, to attend and to vote at, general meetings of the Company; every holder of Preferred Ordinary Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorized representative or by proxy, shall have one vote on a show of hands and (subject to paragraph (d) below of this Article) on a poll every holder of Preferred Ordinary Shares so present shall have one vote for each Preferred Ordinary Share held by him;

(d)	as regards appointing a director:

the holders of the Preferred Ordinary Shares shall have the right, by notice in writing signed by a Majority of the holders of the Preferred Ordinary Shares delivered to the registered office of the Company, to appoint a person nominated by such holders (“the Investor’s Director”) as a non-executive Director of the Company and to remove from office any person so appointed and, upon him ceasing to hold office for any reason whatever, to appoint another person in his place; upon such notice being given as aforesaid the Company shall also procure that the Investor’s Director be appointed or as the case may be, removed as a director of any subsidiary of the Company. Upon any resolution proposed to remove any Investor’s Director the holders of the Preferred Ordinary Shares shall on a poll have the right to cast ten votes for each such share held by them respectively. The holders of a Majority of the Preferred Ordinary Shares shall use their reasonable endeavours in the circumstances to consult with the holders of the ‘A’ Ordinary Shares regarding the identity of any appointee under this Article other than Mark Hallala, David Wills, Richard Kemp, Roy Parker or Andrew Moye;

2.4	‘A’ Ordinary Shares

The ‘A’ Ordinary Shares shall entitle the holders thereof to the following rights:

(a)	as regards dividend:

after making all necessary provisions for payment in any financial year of the Preference Dividend and the Preferred Dividend (including Arrears of each of the same in respect of any period), the Company shall apply any profits which the Directors resolve thereafter to distribute in any such year to the holders of the Preferred Ordinary Shares and the ‘A’ Ordinary Shares in respect of their holdings of such shares pari passu and pro rata to the number of such shares held by each of them;

(b)	as regards capital:

on a return of assets on a liquidation, reduction of capital or otherwise, the holders of the ‘A’ Ordinary Shares shall, subject to the rights of the holders of the Preference Shares and the Preferred Ordinary Shares, be entitled (in proportion to the number of ‘A’ Ordinary Shares held by each of them) to be paid out of the surplus assets of the Company remaining after payment of its liabilities an amount equal to the Subscription Price for the ‘A’ Ordinary Shares together with a sum equal to any Arrears thereon calculated down to the date of the return of capital; thereafter the ‘A’ Ordinary Shares shall rank pari passu in all respects with the Preferred Ordinary Shares;

(c)	as regards voting in general meetings:

the holders of the ‘A’ Ordinary Shares shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company; on a show of hands every holder of ‘A’ Ordinary Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll every holder of ‘A’ Ordinary Shares so present shall have one vote for each ‘A’ Ordinary Share held by him;

2.5	Unless the Company is prohibited by law, the Preference Dividend and the Preferred Dividend shall (notwithstanding Regulations 102 to 108 inclusive or any provision of these Articles and in particular notwithstanding that there has not been a recommendation of the Directors or resolution of the Company in general meeting) be paid immediately on the due date and if not then paid shall be a debt due by the Company and be payable in priority to any other dividend.

2.6	The Company shall procure that each of its subsidiaries and, so far as it is able, each of its subsidiary undertakings which has profits available for distribution shall from time to time declare and pay to the Company such dividends to the extent possible as are necessary to permit lawful and prompt payment by the Company of the Preference Dividend, the Preferred Dividend, any Arrears and amounts due under Article 2.5 and the lawful and prompt redemption of the Preference Shares in accordance with these Articles.

2.7	Subject to the Act, and provided it is a private company, the Company shall be authorised to make a payment in respect of the redemption or purchase of any of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares.

3	Issue of Shares

Subject to the provisions of the Act, all unissued shares shall be at the .disposal of the Directors and they may allot, grant rights, options or warrants to subscribe or otherwise dispose of them to such persons, at such times, and on such terms as they think proper.

4	Transfer of Shares

4.1	Subject to the provisions of Regulation 24 any shares (other than any shares in respect of which the holder shall have been required by the Directors under these Articles to give a Transfer Notice or shall have been deemed to have given a Transfer Notice) may at any time be transferred:

(a)	to any person with the prior consent in writing of holders of 95% of the Ordinary Share Capital (which consent may be granted unconditionally or subject to terms or conditions and in the latter case any share so transferred shall be held subject to such terms and conditions notified in writing to the transferee prior to registration of the transfer); or

(b)	by any member being a company to a Member of the same Group as the Transferor Company; or

(c)	by a holder of Preference Shares or Preferred Ordinary Shares which is an Investment Fund or by its custodian or nominee:

(i)	to any nominee or custodian for such fund and vice versa;

(ii)	to any unitholder, shareholder, partner, participant, manager or adviser (or an employee of such manager or adviser) in any such fund;

(iii)	to any other investment fund managed or advised by the same manager or adviser as the transferor; or

(iv)	to any person, company or fund whose business consists of holding securities for investment purposes; or

(d)	to a nominee, custodian or to a Member of the same Group of any of the persons referred to in sub-paragraphs (i), (ii), (iii) or (iv) of paragraph (c) above of this Article 4.1.

4.2	If a Transferee Company ceases to be a Member of the same Group as the Transferor Company from which (whether directly or by a series of transfers under Article 4.1(b)) the Relevant Shares derived, it shall be the duty of the Transferee Company to notify the Directors in writing that such event has occurred and (unless the Relevant Shares are thereupon transferred to the Transferor Company or a Member of the same Group as the Transferor Company, any such transfer being deemed to be authorised under the foregoing provisions of this Article) the Transferee Company shall be bound, if and when required in writing by the Directors so to do, to give a Transfer Notice in respect of the Relevant Shares.

5	Pre-emption on Transfer

5.1	Except in the case of a Permitted Transfer, the right to transfer shares or any interest in shares in the Company shall be subject to the following restrictions and provisions. References in this Article 5 to transferring shares or Sale Shares shall include any interest in and grant of contractual rights or options over or in respect of shares.

5.2	Any person (“the Proposing Transferor”) proposing to transfer any shares in the capital of the Company (“the Sale Shares”) shall be required before effecting, or purporting to effect the transfer, to give a notice in writing to the Company that he desires to transfer the Sale Shares and shall state in the Transfer Notice the identity of the person (if known) to whom the Proposing Transferor desires to transfer the beneficial interest in the Sale Shares. The Transfer Notice shall constitute the Company his agent for the sale of the Sale Shares (together with all rights then attached thereto) at the Prescribed Price (as determined in accordance with Articles 5.3 and/or 5.4) during the Prescribed Period (as defined in Article 5.5) to any member or to any other person selected or approved by the Directors on the basis set out in the following provisions of these Articles and shall not be revocable except with the consent of the Directors.

5.3	The Prescribed Price (subject to the deduction therefrom where the Prescribed Price has been agreed with the Directors of any dividend or other distribution declared or made after such agreement and prior to the date on which the Transfer Notice was given (“the Notice Date”)) shall be the higher of:

(a)	the price per Sale Share agreed not more than one month before the Notice Data between the Proposing Transferor and the Directors as representing the market value thereof; and

(b)	the price contained in a bona fide offer received from a third party by the Proposing Transferor not more than one month before the Notice Date (but subject to the right of the Directors to satisfy themselves that such offer is bona fide, for the consideration stated in the offer without any deduction, rebate or allowance whatsoever to the purchaser).

5.4	If, prior to the giving of the Transfer Notice, the Prescribed Price shall not have been agreed or determined in accordance with Article 5.3, upon the giving of the Transfer Notice the Directors shall refer the matter to the Auditors and the Auditors shall determine and certify the sum per share considered by them to be the market value thereof as at the Notice Date and the sum per share so determined and certified shall be the Prescribed Price. The Prescribed Price shall be certified by the Auditors as follows:

(a)	assessing the open market value of the Company, assuming a sale as a going concern between a willing seller and willing buyer;

(b)	deducting an amount equal to that which would be required to redeem all the Preference Shares and to pay all Arrears of dividend;

(c)	divide the resulting sum by the number of issued shares in the Ordinary Share Capital,

and the sum per share so determined and certified shall be the market value. The Auditors shall act hereunder at the cost and expense of the Company as experts and not as arbitrators and their determination shall be final and binding on all persons concerned and, in the absence of fraud, they shall be under no liability to any such person by reason of their determination or certificate or by anything done or omitted to be done by them for the purpose thereof or in connection therewith.

5.5	If the Prescribed Price was agreed as provided in Article 5.3, the Prescribed Period shall commence on the Notice Date and expire 90 days thereafter. If the Prescribed Price is to be determined in accordance with Article 5.4, the Prescribed Period shall commence on the Notice Date and shall expire 60 days after the date on which the Auditors shall have notified the Directors of their determination of the Prescribed Price. Pending such determination the Directors shall defer the making of the offer mentioned in Article 5.6.

5.6	All shares included in any Transfer Notice shall by notice in writing be offered by the Company forthwith on receipt (subject to Article 5.5) of the relative Transfer Notice to all members holding shares of the same class as the Sale Shares (“class members”) (other than the holder of the Sale Shares) for purchase at the Prescribed Price on the terms that in case of competition the Sale Shares shall be sold to the acceptors in proportion (as nearly as may be without involving fractions or increasing the number sold to any member beyond that applied for by him) to their existing holdings of shares of the same class as the Sale Shares. Such offer:

(a)	shall stipulate a time not exceeding 21 days within which it must be accepted or in default will lapse; and

(b)	may stipulate that any class members who desire to purchase a number of Sale Shares in excess of the proportion to which each is entitled shall in their acceptance state how many excess Sale Shares they wish to purchase and any shares not accepted by other class members shall be used for satisfying the requests for excess Sale Shares pro rata to the existing shares of the same class as the Sale Shares respectively held by such class members making such requests.

If the Company shall not within the period ending on the date (“the Relevant Date”) which is 28 days from the date of service of the Transfer Notice or, if later, 28 days after the date of determination of the Prescribed Price find a class member or members willing to purchase all of the Sale Shares it shall offer any unsold Sale Shares to the holders of each of the other classes of shares in the order stated in the table below. Such offer shall be made in similar manner to the invitation referred to above to the class members and the procedure of offer and acceptance for class members shall apply to the members of the other classes. The period during which the Company shall try to find prospective purchasers in the other classes shall, in the case of those of the class marked “First” in the table below, be the period commencing on the Relevant Date and terminating 14 days thereafter and, in the case of those of the class marked “Second” be the period commencing on the Relevant Date and ending 21 days after the Relevant Date:

Shares transferred	First	Second
‘A’ Ordinary	Preferred Ordinary	Preference

Preferred Ordinary	Preference	‘A’ Ordinary

Preference	Preferred Ordinary	‘A’ Ordinary

5.7	Any shares not accepted by any of the members pursuant to the foregoing provisions of these Articles by the end of these Prescribed Period may be offered by the Directors to such persons as they may think fit for purchase at the Prescribed Price, provided that no shares in the Company may be sold to a person who is not then already a member, in the circumstances described in Article 5.10(c), except in accordance with the provisions of that Article.

5.8	If the Company shall within the Prescribed Period find members or such other persons as aforesaid (each such person being hereinafter called “a Purchaser”) to purchase the Sale Shares or any of them and give notice in writing thereof to the Proposing Transferor he shall be bound, upon payment to him or the Prescribed Price, to transfer such shares to the respective Purchaser(s), provided that, if the Transfer Notice shall state that the Proposing Transferor is not willing to transfer some only of the Sale Shares (which he shall not be entitled to do if he is required by virtue of any provision of these Articles other than this Article 5 to give a Transfer Notice), this provision shall not apply unless the Company shall have found Purchasers for all of the Sale Shares. Every notice given by the Company under this Article 5.8 shall state the name and address of each Purchaser and the number of Sale Shares agreed to be purchased by him and the purchaser shall be completed at a place and time to be appointed by the Directors not being less than three days nor more than ten days after the date of the notice.

5.9	If a Proposing Transferor shall fail or refuse to transfer any Sale Shares to a Purchaser(s) hereunder the Directors may authorise some person to execute and deliver on his behalf the necessary transfer and the Company may receive the purchase money in trust for the Proposing Transferor and cause the Purchaser(s) to be registered as the holder of such shares. The receipt of the Company for the purchase money shall constitute a good discharge to the Purchaser(s) (who shall not be bound to see to the application thereof) and after the Purchaser(s) has been registered in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any person. The Company shall not pay the purchase money to the Proposing Transferor until he shall have delivered his share certificate(s) or a suitable indemnity and the necessary transfers to the Company.

5.10	If the Company shall not within the Prescribed Period find Purchasers willing to purchase any or all of the Sale Shares and gives notice in writing thereof to the Proposing Transferor, or if the Company shall within the Prescribed Period give to the Proposing Transferor notice in writing that the Company has no prospect of finding Purchasers, the Proposing Transferor at any time during a period of 90 days after the end of the Prescribed Period shall be at liberty (subject only to the provisions of Regulation 24) to transfer those Sale Shares for which the Company has not within the Prescribed Period given notice that it has found (or has given notice that it has no prospect of finding) Purchasers to any person by way of a bona fide sale at any price not being less than the Prescribed Price (after deducting, where appropriate, any dividend or other distribution declared or made after the date of the Transfer Notice and to be retained by the Proposing Transferor) provided that:

(a)	if the Transfer Notice shall state that the Proposing Transferor is not willing to transfer part only of the Sale Shares he shall only be entitled to transfer all the unsold Sale Shares under this Article; and

(b)	the Directors may require to be satisfied that the Sale Shares are being transferred under this Article pursuant to a bona fide sale for the consideration stated in the Transfer Notice without any deduction, rebate or allowance whatsoever to the purchaser and if not so satisfied may refuse to register the instrument of transfer; and

(c)	in the case of any transfer (not being a Permitted Transfer) of ‘A’ Ordinary Shares which includes more than 10% in nominal amount of the ‘A’ Ordinary Shares held by the Proposing Transferor other than a transfer by an Investment Fund holding ‘A’ Ordinary Shares at that time, the Proposing Transferor will not sell any such Sale Shares under this Article unless the proposed purchaser(s) of such shares in relation to each holder of Preferred Ordinary Shares:

(i)	shall have offered to purchase from each such holder (at the Prescribed Price), such proportion of the Preferred Ordinary Shares held by each such holder as is equal to the proportion which the ‘A’ Ordinary Shares being sold by the Proposing Transferor under this Article bears to the total holding of ‘A’ Ordinary Shares (including the shares to be sold) held by the Proposing Transferor; and

(ii)	shall, in respect of any holder of shares which wishes to take up the offer referred to in paragraph (i) above, acquire from such holder the shares in question at the relevant price simultaneously with the acquisition from the Proposing Transferor of the Sale Shares to be sold.

6	Bare Nominees

For the avoidance of doubt and without limitation, no share (other than any share so held on the date of adoption of these Articles) shall be held by any member as a bare nominee for and no interest in any share shall be sold to any person unless a transfer of such share to such person would rank as a Permitted Transfer. If the foregoing provision shall be infringed the holder of such share shall be bound to give a Transfer Notice in respect thereof.

7	Compulsory Transfers - General

7.1	A person entitled to a share in consequence of the bankruptcy of a member shall be bound at any time, if and when required in writing by the Directors so to do, to give a Transfer Notice in respect of such share.

7.2

If a share remains registered in the name of a deceased member for longer than the year after the date of his death the Directors may require the legal personal representatives of such deceased member either to effect a transfer of such shares (including for such purpose an election to be registered in respect thereof) being a Permitted Transfer or to show to the satisfaction of the Directors that a Permitted Transfer will be effected up to or promptly upon the completion of the administration of the estate of the deceased member or (failing compliance with either of the foregoing within one month or such longer period as the Directors may allow for the purpose) to give a Transfer Notice in respect of such share.

8	Compulsory Transfers - Management Shareholders

In the case of a member ceasing to be a Relevant Executive at any time, then within 6 months thereafter, the Directors may serve notice on such member requiring him to give a Transfer Notice in respect of all of the shares held by such member for market value as determined in accordance with Article 5.

9	Acquisition of Control and Sale Preference

9.1	In the event that any person or persons who was or were not a member or members of the Company or entitled to become such on the date of the adoption of these Articles (“the Acquiring Member”) (but excluding any holder for the time being of shares in the capital of the Company at the date of adoption of these Articles or any of its Permitted Transferees) either alone or in concert (as such expression is defined in the City Code on Takeovers and Mergers) with any other person(s), shall become beneficially entitled to more than 50% of the issued Ordinary Share Capital of the Company after the date of adoption of these Articles or being so beneficially entitled shall become beneficially entitled to a further 1% be shall forthwith be required to serve notice on the Company that he is so beneficially entitled and shall thereupon be bound to offer to purchase the remaining shares in the Ordinary Share Capital of the Company at a price per share (“the Acquisition Price”) equal to the highest price per share paid by the Acquiring Member for such shares in the Company acquired by him.

9.2	The Company shall forthwith give notice to every member other than the Acquiring Member that he may subject to Article 9.6 within 28 days from the date of such notice or such longer period as the Directors may determine in order to give affect to Article 9.4 and Article 9.6 sell his shares to the Acquiring Member at the Acquisition Price. Subject to Article 9.6, any member may accept such offer by giving notice of his intention so to do to the Company accompanied by share certificates for the shares agreed to be sold together with the necessary transfers.

9.3	The Directors may at any time require any member to furnish the Company with details of the beneficial interests in the shares held by such member.

9.4	The Directors may require to be satisfied that the shares acquired by the Acquiring Member in the period referred to in Article 9.1 were acquired bona fide for the consideration stated in the transfer without any deduction, rebate or allowance whatsoever to the purchaser and if not so satisfied may require the Acquisition Price to be determined in accordance with Article 5.4.

9.5	If the Acquiring Member shall fail to serve a notice or make an offer in accordance with Article 9.1 (or, if and to the extent that the offer is accepted, the Acquiring Member shall fail to complete the purchase of any shares pursuant to the offer) he (and any member with whom he is acting in concert as provided in Article 9.1) shall cease to have any rights to vote or to dividends in respect of all the shares held by him and the Directors may where relevant refuse to register the transfer of the shares acquired by the Acquiring Member which give rise to the obligations under Article 9.1 and may require the Acquiring Member to serve a Transfer Notice in accordance with Article 5 in respect of all or any of the shares held by him.

9.6	Any sale of shares under Articles 9.1 to 9.5 is subject at all times to Article 5, so that prior to accepting any offer made pursuant to Article 9.1, each member proposing to accept such offer shall be bound to give a Transfer Notice pursuant to Article 5 and the foregoing provisions of this Article 9 shall be suspended pending completion of the procedure in Article 5 and shall only have effect if following such procedure the Directors shall not have found buyers from among the members for all of the Sale Shares pursuant to Article 5.

9.7	In the event of a Sale at an aggregate price which would result in the holders of the Preference Shares and the Preferred Ordinary Shares receiving less than the Subscription Price on such shares by way of sale and/or redemption and the amount of all and any Arrears and other amounts due or owing thereon, the total of any cash received in respect of the shares that are the subject of the Sale shall be reallocated between the holders of such shares so as to ensure the following order of application of the aggregate sale proceeds as follows:

(a)	first, in paying to the holders of any Preference Shares that are unredeemed and outstanding the Subscription Price on all such shares together with all Arrears and other amounts due or owing thereon; and

(b)	secondly, in paying to the holders of the Preferred Ordinary Shares the Subscription Price on each of such shares together with all Arrears and other amounts due or owing thereon.

10	Information concerning shareholdings and transfers

10.1	For the purpose of ensuring that a transfer of shares is a Permitted Transfer or that no circumstances have arisen whereby a Transfer Notice is or may be required to be given hereunder or to be satisfied that any proposed sale is bona fide and on the terms stated in the Transfer Notice with no rebate or allowance, the Directors may from time to time require any member or the legal personal representatives of any deceased member or any person named as transferee in any transfer lodged for registration to furnish to the Company such information and evidence as the Directors may think fit regarding any matter which they may deem relevant to such purpose. Failing such information or evidence being furnished to the satisfaction of the Directors within a reasonable time after such requirement being made, the Directors shall be entitled to refuse to register the transfer in question or (if no transfer is in question) to require by notice in writing that a Transfer Notice be given in accordance with Article 5 in respect of the shares concerned.

10.2	In a case where the Directors have duly required a Transfer Notice to be given in respect of any shares and such Transfer Notice is not duly given within a period of one month, or such longer period as the Directors may allow for the purpose, such Transfer Notice shall (except and to the extent that a Permitted Transfer of any of such shares shall have been made) be deemed to have been given on such date after the expiration of the said period as the Directors may by resolution determine and the foregoing provisions of these Articles shall take effect accordingly.

10.3	From (and including) the date on which the Directors have duly required a Transfer Notice(s), all holders of shares the subject of such Transfer Notice(s) shall not transfer or encumber any of their shares or any interest in their shares (other than pursuant to such Transfer Notice(s)) until all proceedings pursuant to such Transfer Notice(s) have been finalised in accordance with these Articles.

11	Proceedings at general meetings

11.1	A poll may be demanded at any general meeting by the chairman or by any member present in person or by proxy and entitled to vote. Regulation 46 shall be modified accordingly.

11.2	A resolution in writing executed or approved by telefax or telex by or on behalf of the holders of all the issued Ordinary Share Capital and, in a case where the holders of the Preference Shares (or any of them) is entitled to vote in respect of such holding, by such holder or holders, shall be as valid and effectual as if the same had been duly passed at a general meeting and may consist of several documents in the like form, each executed by or on behalf of one or more persons. In the case of a corporation, the resolution may be signed on its behalf by a Director or the Secretary thereof or by its duly appointed attorney or duly authorised representative. Regulation 53 shall be modified accordingly.

12	Alternate directors

12.1	Any Director (other than an alternate Director) may at any time by writing under his hand and served on the Company at its registered office, or delivered at a meeting of the Directors, appoint any other Director, or any other person approved by resolution of the Directors and willing to act, to be an alternate Director and may remove from office an alternate Director so appointed by him. The same person may be appointed as the alternate Director of more than one Director.

12.2	An alternate Director shall be entitled:

(a)	to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, save that it shall not be necessary to give notice of such meeting to an alternate Director who is absent from the United Kingdom;

(b)	to attend, be counted in the quorum for and vote at any such meeting at which the Director appointing him is not personally present; and

(c)	generally at such meeting to perform all the functions of his appointor as a Director in his absence.

If an alternate Director is himself a Director or attends any such meeting as an alternate Director for more than one Director, then his voting rights shall be cumulative.

12.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director; but, if a Director retires but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment.

12.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

12.5	An alternate Director shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him, except in relation to matters in which he acted (or failed to act) on the direction or at the request of his appointor.

12.6	Save as otherwise provided in these Articles, an alternate Director shall not have power to act as a Director nor shall he be deemed to be a Director for the purposes of these Articles. However, such an alternate Director shall owe the Company the same fiduciary duties and duty of care and skill in the performance of his office as are owed by a Director.

12.7	An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

12.8	Regulations 65 to 69 shall not apply.

13	Directors

13.1	The Directors shall not be subject to retirement by rotation. Regulations 73 to 75 and the last two sentences of Regulation 79 shall not apply and Regulations 76, 77, 78 and 80 shall be modified accordingly.

13.2	Without prejudice to the first sentence of Regulation 89, a meeting of the Directors or of a committee of the Directors may consist of a conference between directors who are not all in one place, but of whom each is able (directly or by telephonic communication) to speak to each of the others, and to be heard by each of the others simultaneously; and the word “meeting” in these Articles shall be construed accordingly.

13.3	A resolution in writing signed or approved by telefax or telex by all the directors shall be as valid and effectual as if it had been passed at a meeting of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors; but a resolution signed by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity. Regulation 93 shall not apply.

13.4	A Director may vote at a meeting of Directors or of a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company. Regulation 94 shall be modified accordingly, provided that he has disclosed to the Directors the nature and extent of any material interest or duty.

13.5	In the case of an equality of votes at a meeting of the Directors, the chairman of the, Company shall not have a second or casting vote. Regulation 88 shall be modified accordingly.

13.6	The office of a Director shall be vacated if he shall be removed from office by notice in writing served upon him signed by a majority of his co-Directors but so that if he holds an appointment to an executive office which thereby automatically determines, such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of contract of service or otherwise between him and the Company.

14	Notices

Notices shall be given to a member whose registered address is outside the United Kingdom. Regulation 112 shall be modified accordingly.

15	Indemnity

15.1	Without prejudice to any indemnity to which such officer may otherwise be entitled, every Director, Auditor, Secretary or other officer of the Company shall be indemnified by the Company against all costs, charges, losses, expenses, and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court Regulation 118 shall not apply.

15.2	The Company may purchase and maintain for any Director, Secretary or other officer of the Company insurance against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

THE COMPANIES ACT 1985

WRITTEN RESOLUTION OF THE SHAREHOLDERS OF
COTT LIMITED
(COMPANY NUMBER 2186825)

We, the undersigned, being all of the members of the Company entitled to attend and vote at any general meeting of the Company unanimously agree pursuant to s.381A of the Companies Act 1985 that the following resolutions be passed as written resolutions of the Company having effect as special resolutions and confirm that they shall be as valid and effective for all purposes as if the same had been passed at a general meeting of the Company duly convened and held:

SPECIAL RESOLUTIONS

THAT:

1	the Articles of Association of the Company be and are hereby amended by the insertion of the following wording as a new Article 5 (such later articles being amended accordingly):

“Notwithstanding anything contained in these Articles, whether expressly or-impliedly contradictory to the provisions of this Special Article (to the effect that any provision contained in this Special Article shall override any other provision of these Articles)

5.1	The Directors shall not decline to register any transfer of shares, nor may they suspend registration thereof, where such transfer:

5.1.1	is to any bank, institution or other person to which such shares have been charged by way of security, or to any nominee of such a bank, institution or other person (or a person acting as agent or security trustee for such person) (a “Secured Institution”); or

5.1.2	is delivered to the Company for registration by a Secured Institution or Its nominee in order to perfect its security over the shares; or

5.1.3	is executed by a Secured Institution or its nominee pursuant to a power of sale or other power existing under such security,

and the Directors shall forthwith register any such transfer of shares upon receipt and furthermore notwithstanding anything to the contrary contained in these Articles no transferor of any shares in the Company or proposed transferor of such shares to a Secured Institution or its nominee and no Secured institution or its nominee shall (in either such case) be required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for any valuable consideration or otherwise.”;

2	the Articles of Association of the Company be and are hereby amended by the deletion of the wording “Regulation 24” at Article 4.1 and replacement with the wording “Article 5”.

3	the terms and conditions (as the same may be amended, varied, supplemented or substituted from time to time) of each of the Documents (as defined below) which the Company is proposing to enter into in connection with into between, the Company’s Canadian ultimate parent company, Cott Corporation (the “Parent”), Cott Beverages Inc (the “US Borrower”), Cott Beverages Limited (the “UK Borrower”), Cott Embotelladores de Mexico, S. A. de C. V. (the “Mexican Borrower” and the Parent, the US Borrower, the UK Borrower and the Mexican Borrower are together the “Borrowers”) and Wachovia Bank, National Association as administrative agent and security trustee (the “Bank”) pursuant to which the Bank had offered to make available to the Borrowers a revolving credit facility (the “Facility”) in the initial aggregate principal amount of US$100,000,000 with an option to increase the aggregate principal amount of the Facility by up to US$150,000,000 upon the terms and subject to the conditions detailed therein and which shall be used (i) to refinance certain existing indebtedness, (ii) for general corporate purposes, including, without limitation, working capital, capital expenditures, expenditures in the ordinary course of business and permitted acquisitions and investments and (iii) to pay fees and expenses related to the Facility, be and are hereby approved and (notwithstanding any provisions of the Memorandum and Articles of Association of the Company or any personal interest of any of the directors) the directors of the Company be and are hereby empowered, authorised and directed to complete and enter into each, such document, being:

3.1	a debenture to be entered into by the Company in favour of the Bank (the “Debenture”); and

3.2	a New York law governed guaranty agreement to be entered into by, among others, the _ Company in favour of the Bank (the “Guaranty Agreement”), (together the “Documents” and each a “Document”).

4	(i) the execution and delivery by the Company of the Documents, (ii) the performance by the Company of its obligations under the Documents and (iii) the transactions contemplated by the Documents be and are hereby approved.

Director

For and on behalf of

Cott Retail Brands Limited

Dated:30 March 2005

COTT LIMITED

(Company Registration Number 2186825)

WRITTEN SPECIAL RESOLUTION

We the undersigned being all the members for the time being of the above named Company entitled to receive notice of and vote at general meetings of the Company hereby pass the following Resolution as a Special Resolution of the Company and agree that it shall be as effective as if it had been passed as a Special Resolution of the Company at a general meeting of the Company duly convened and held.

SPECIAL RESOLUTION

“THAT the Articles of Association of the Company be amended by the adoption of the following new Article 16:

“16	OVERRIDING PROVISIONS

16.1	Any member holding, or any members together holding, shares carrying not less than 90 per cent of the votes which may for the time being be cast at a general meeting of the Company may at any time and from time to time:

(a)	appoint any person to be a Director (whether to fill a vacancy or as an additional Director);

(b)	remove from office any Director howsoever appointed but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company;

(c)	by notice to the Company require that no unissued shares shall be issued or agreed to be issued or put under option without the consent of such member of members;

(d)	restrict any or all powers of the Directors in such respects and to such extent as such member or members may by notice to the Company from time to time prescribe.

16.2	Any such appointment, removal, consent or notice shall be in writing served on the Company and signed by the Member or members. No person dealing with the Company shall be concerned to see or enquire as to whether the powers of the Directors have been in any way restricted hereunder or as to whether any requisite consent of such member or members has been obtained and no obligation incurred or security given or transaction effected by the Company to or with any third party shall be invalid or ineffectual unless the third party has at the time express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the Directors.

16.3	To the extent of any inconsistency this Article shall have overriding effect as against all other provisions of these Articles.”

Dated 8th March 2007

For and on behalf of

Cott Retail Brands Limited

Director and duty authorised Signatory